Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Par Petroleum Corporation, Successor to Delta Petroleum Corporation

We consent to the use of our report dated March 27, 2013, with respect to the consolidated balance sheet of Delta Petroleum Corporation (the Predecessor) as of December 31, 2011, and the related consolidated statements of operations (Predecessor), changes in equity (Predecessor), and cash flows (Predecessor) for the period January 1, 2012 through August 31, 2012 and for the year ended December 31, 2011, which report appears in the December 31, 2012 annual report on Form 10-K of Par Petroleum Corporation, as incorporated by reference herein.

Our report over the consolidated financial statements contains an explanatory paragraph that states that the Predecessor filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 16, 2011. The Predecessor’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 31, 2012. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of August 31, 2012. Accordingly, the Predecessor’s consolidated financial statements prior to August 31, 2012 are not comparable to its consolidated financial statements for periods after August 31, 2012.

We consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

April 8, 2013